EXHIBIT 23

                               CONSENT OF KPMG LLP





The Board of Directors
QNB Corp.


We consent to incorporation by reference in the registration statements (No. 33-79802, No. 333-16627, No. 333-91201 and No. 333-67588) on Form S-8 of QNB
Corp. of our report dated January 23, 2003, relating to the consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of QNB Corp.



/s/ KPMG LLP
March 25, 2003
Philadelphia, Pennsylvania